EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
m•FSI Ltd.:
We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 33-29494, 33-39919, 33-33649, 33-33647, 33-39920, 33-42893, 33-77852, 33-77854, 33-60903, 333-30675, 333-19677, 333-19673, 333-01509, 333-50991, 333-94383, 333-96275, 333-61164, 333-104088, 333-113735 and 333-122729) and on Form S-3 (No. 333-86148) of FSI International, Inc. of our report dated December 2, 2005, relating to the consolidated balance sheets of m•FSI LTD and subsidiary as of June 30, 2005 and June 30, 2004, and the related consolidated statements of income, stockholders’ equity and cash flows for the years then ended, which report appears in the August 27, 2005 annual report on Form 10-K/A of FSI International, Inc.
/s/ KPMG AZSA & Co.
Tokyo, Japan
December 22, 2005